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                                                                EXHIBIT 23.1

The Board of Directors and Shareholders
Xylan Corporation:

We consent to incorporation by reference in the registration statement (No. 333-
3944) on Form S-8 of Xylan Corporation of our report dated January 31, 1997, relating to the consolidated balance sheets of Xylan Corporation and subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and related schedule, which reports appear in the December 31, 1996, annual report on Form 10-K of Xylan Corporation


                                         /s/ KPMG Peat Marwick LLP

Los Angeles, California
March 28, 1997